EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
October 25, 2017, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Third Quarter 2017 Earnings Call
October 25, 2017 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good day and welcome to the LegacyTexas Financial Group Third Quarter 2017 Earnings Call and Webcast. All participants will be in listen‑only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star, then 2. Please also note that this event is being recorded.

I would now like to turn the conference over to Scott Almy, Chief Operating Officer. Please go ahead.

Scott Almy
Thanks. Good morning, everyone, and welcome to the call. Before getting started, I’d like to remind you that this presentation may include forward‑looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward‑looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available on-line, including our safe harbor statement on Slide 2. For those joining by phone, please note that the safe harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today's call are subject to that safe harbor statement.

I'm joined this morning by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we'll be happy to address questions you may have as time permits. And, with that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott. Good morning and welcome to all of you joining us on the call this morning. I will cover the first part of the slide deck, turn it over to Mays to complete our prepared remarks, and then we will entertain your questions.

We are pleased to report that we had a very, very solid quarter. We had record earnings of $28.7 million, produced a core and GAAP EPS of 61 cents, and our NIM was at 3.71 percent, our ROA was at 1.29 percent, and our efficiency ratio improved yet again to 44.2 percent.

Let’s turn our attention to Slide 4. Key highlights here include our impressive number one market share among all banks in the affluent Collin County. As I said earlier, we reported record earnings of $28.7 million. Our total assets exceeded $9 billion for the first time. Loans held for investment grew a bit more than we expected, at $209 million, and our deposits grew at $198 million. Our non-performing loans dropped $22.3 million, and our capital ratios remain strong.

Turning to Slide 5, I would note our linked quarter loan growth, excluding the warehouse business, was 3.3 percent, and loans are up nearly 15 percent year over year. Our non-interest expense remains well managed, and we are only up 1.6 percent year over year.

On Slide 6, we illustrate continued growth in our loan portfolio, which now totals just over $6.6 billion. Major loan categories include CRE at 45.6 percent; C&I, including energy, represents 31.3 percent of our portfolio; and consumer real estate, which is mostly single-family mortgages, is at 18.1 percent of the portfolio. Construction and development, which is primarily loans to local homebuilders, represents only 4.3 percent of our total loan portfolio.

Slides 7, 8, and 9 cover our energy portfolio, which is concentrated in reserve-based loans, with a 53.47 percent mix between oil and gas, while we have the same number of borrowers we had last quarter, with 55 reserve-based borrowers and three midstream borrowers. And, fortunately, we only have $1.2 million of exposure to front-end oilfield service companies. Forty-two percent of the energy portfolio is syndications, or SNCs, purchased, with the remaining 56 percent with either us as the sole bank or the lead bank.

On Slide 8, you can see our customers remain well hedged, particularly on the natural gas side, with 91 percent of gas production hedged for the remainder of 2017, 89 percent for 2018, and 70 percent for 2019. You can also see we continue to improve the amount of oil reserves which are hedged, with 63 percent hedged for the remainder of this year and 51 percent hedged for 2018.

On Slide 9, you can see our continued progress on reducing our criticized and classified energy loans. On a year-over-year basis, our criticized and classified energy loans have improved from $225 million down to $104 million at September 30, 2017.

Now let’s turn to Slide 10, where we cover our Houston real estate portfolio. This portfolio declined slightly, from $468 million last quarter to $458 million this quarter. Approximately $84 million of the portfolio is in the energy corridor. The LTVs on the portfolio remain low at 63 percent overall and 69 percent if we just look at the energy corridor. The debt service coverage ratio for the Houston CRE portfolio overall is a very healthy 1.6 times and 1.53 times for the $84 million we have in the energy corridor. We have been making loans - CRE loans in Houston since 2003 and have only suffered one loss over the 14 years we’ve been there, and that loss was only $34,000. Many of you know our losses in the entire CRE portfolio over the 14-year period we’ve been in the business are only $2.3 million, and that’s with some $6½ billion underwritten over the same period of time.

With that, let me turn the call over to Mays.

Mays Davenport
Thanks, Kevin. Turning to page 11, you will see we had deposit growth of $197.9 million in the third quarter and deposit growth of $632.3 million, or 10.3 percent, compared to Q3 2016. Year over year, non-interest bearing deposits grew $153.2 million, or 11.1 percent, and represent 22.6 percent of total deposits. Our cost of deposits, including non-interest bearing demand deposits, increased to 61 basis points in Q3, up from 53 basis points in Q2.

Slide 12 shows the growth in net interest income as a result of organic loan growth, seasonally strong warehouse volumes, and recent Fed rate hikes. Net interest income for the third quarter was $79 million, $3.2 million higher than linked quarter and $5.5 million higher than third quarter of 2016. Net interest margin was 371 compared to 377 linked quarter and 378 for the same quarter last year. Liquidity in the form of overnight deposits averaged $440.3 million for the quarter versus $324.4 million for Q2. While we earned a positive spread on these deposits, the excess liquidity impacted NIM by approximately 4 basis points.

You can see on Slide 13, that our efficiency ratio on a core basis improved to 44.37, down from 44.96 in Q2. Non-interest income was down slightly to $12.2 million, and non-interest expense was $40.3 million compared to $39.6 million in the previous quarter.

Slides 14 and 15 cover our asset quality statistics. Non-performing loans decreased by $22.3 million from Q2 2017, to $76.9 million. Non-performing assets represent 1.36 percent of total loans held for investment and foreclosed assets, excluding warehouse purchase program loans, down from 1.75 percent at Q2. As a result of the resolution of two reserve-based energy loans, net charge-offs were elevated at $12.3 million, and we booked a $7.2 million provision for credit losses for Q3 2017. Our allowance for loan loss was at $70 million at September 30, 2017 compared to $64.6 million at December 31, 2016. We ended the quarter with the allowance for loan loss equal to 1.13 percent of total loans held for investment, excluding acquired and warehouse purchase program loans. The allowance allocated to our $554.6 million energy loan portfolio was $18.4 million, while the allowance allocated to our $46 million corporate healthcare finance portfolio was $4.6 million.

Slide 16 shows our capital position at September 30, 2017. Our Basel III Tier 1 common ratio is estimated at 9.2 percent. We ended the quarter with 8.7 percent TCE to total assets and a 9 percent Tier 1 leverage ratio.

Kevin, unless you have something else to add, I say we go ahead and open up the line for questions.

Kevin Hanigan
Sounds good.

QUESTIONS AND ANSWERS

Operator
We will now begin the question‑and‑answer session. To ask a question, you may press star, then 1 on your telephone keypad. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. At this time, we will pause momentarily to assemble our roster.

And our first question comes from Brady Gailey with KBW. Please go ahead.

Brady Gailey
Hey, good morning, guys.

Kevin Hanigan
Good morning.

Brady Gailey
So if you look at where the margin came, it’s kind of right in line, I think, with what you said last quarter, Mays, in kind of a 373 range, so I’m guessing it will be stable again in the fourth quarter, and then any shot at what you think the margin will look like next year?

Mays Davenport
Yeah, it is pretty similar to what we estimated it would be for the quarter. You know, we were, as I commented in our earlier section - was that we were impacted by about 4 basis points from that excess liquidity. If you look back to the Q4 of ’16, it was kind of a similar situation, and we had some kind of quasi term funding at the Federal Home Loan Bank that’s now been eliminated, so we’re monitoring that - or we’re able to keep that liquidity a little bit lower this quarter, so, yeah, I think we’re going to be pretty much in line with 375, mid-370s on that margin, and I really don’t see anything significantly impacting that for 2018. We are fairly rate neutral if you look at our earnings at risk, so I don’t see a significant change to that. Anything that might impact that would be some rate creep on deposits as we have to continue funding the loan growth if we’re not able to bring in non-interest bearing deposits like we’ve planned to. We’ve got some initiatives underway to do that, so you could see some impact from that, and then depending on whether or not we see continued competition in the warehouse business, there could be some compression in spreads on that business, but we’re working, again, hard to keep those, and, as we’ve done in the past, if it gets too cheap for us, we’ll just let our client go in the warehouse space. So I don’t see any significant things that would impact that in 2018 either to the plus or negative.

Brady Gailey
Okay. And then on the interest bearing deposit cost side, it’s been kind of ticking up for the last year, so each quarter it’s starting to increase a little more and more. It’s up 11 basis points this quarter. Are you feeling more pressure to increase deposit rates nowadays?

Mays Davenport
It usually comes right after a rate increase, obviously, so, once you have a rate increase, everybody - you’ve got some depositors that might call and say, “Hey, there was a 25 basis point increase. What can you do?” So on those, we don’t have 100 percent beta like we have on the correspondent business. We’ll maybe give them 10, 15 basis points, somewhere in that range. And then you do have the correspondent business that has 100 percent beta, so a 25 point basis point increase in Fed funds increases that 25 basis points.

But then it just depends on where we are in deposit growth. We like to run the bank with less than 100 percent loan-to-deposit ratio, and if we’re bringing in the non-interest bearing like we’re planning to, we shouldn’t have to pay up for those, but at times, we will have an opportunity to get some larger deposits from -maybe a client sold a business, and we want to keep those deposits within the bank as opposed to them moving out to the wealth advisory business at somebody else, and so we will pay up a little bit for those. That might be a little area that we’re disadvantaged that we don’t have really an alternative investment option for them. We may have to pay up a little of it for those deposits to keep them in the bank, but we’re willing to do that just to keep the money here.

Brady Gailey
Okay. And then, finally for me, Kevin, maybe an update on any sort of M&A efforts.

Kevin Hanigan
We’re out there, and we’re poking around. I wouldn’t put us in - and certainly you wouldn’t either - put us in the frequent or serial acquirer category. We’re strategic. I think, we’ve done two, and they’re both pretty strategic. The Highlands deal in 2012 brought me and the Executive Team here, and then Legacy was done in January of ’15, which kind of completed our conversion to a full commercial bank.

What we’ve said in the past, Brady, is size, scale, and density in Dallas, up until $8 billion, and then we would evaluate alternatives, and that would also be the marking point where we would look to maybe move outside of Dallas for growth. So I’d say -as I said on the last call, we still have a preference in Dallas, poking around. There’s a couple of things here, and I’ve spent some time down in Houston, because that was the next most logical place for us to go. I spent 22 of my 37-year career down in Houston, and I still know the market very well. So I’ve been poking around in Houston as well. That doesn’t mean we’re going to Houston. All I can say is I’ve been more active on the M&A front than I’ve been in a while.

Brady Gailey
Great. Thanks for the color, guys.

Operator
Our next question comes from Brad Milsaps with Sander O’Neill. Please go ahead.

Brad Milsaps
Hey, good morning, guys.

Kevin Hanigan
Good morning.

Brad Milsaps
Hey, Kevin, I just want to maybe get a little more color on the credit cleanup this quarter and maybe more specifically, what you think in terms of P&L impact, it’s going to take to sort of clean up the remainder of kind of what you feel like you’ve got left that’s sort of hanging out there from the energy cycle or the healthcare piece or whatever it may be.

Kevin Hanigan
Yeah, good question, Brad. Let me - in terms of the cleanup, we did clean up a couple of energy deals. We thought we would get about $22 [million] or $23 million of the non-accruals cleaned out this quarter, and that’s exactly what we did. We thought we’d also get one of our OAM lesser-graded credits, criticized credits, that was about $32 million last quarter off the books, and that came out too. So it was roughly $55 million that we were anticipating coming off the books, came off the books.

On the non-accruals, they came off at slightly worse than the impairments we had up against them, about $1,200,000 or $1,300,000 worse than the impairments we had up against them, so it had a little bit of P&L impact this quarter.

Also, in our ALLL, or our provision for this quarter, we added some further impairment on a credit we’re working on, or some credits we’re working on, in oil and gas, that we think have a really good chance of clearing out of here in the fourth quarter. I think we’re getting close to resolution on a couple of things, and I think the extra impairment we’ve put on them gives us some leeway, if you will, to get those things resolved. So I don’t see a huge P&L impact coming out of the further resolutions. If there’s any, it will be like last quarter. At the very end, we’d give up a little bit more than the impairment to move them off the books.

One other thing that happened in the quarter that I ought to mention is the SNC exam came out the first week of October, and so some of the success we had was muted by a couple of downgrades in the SNC exam on the oil and gas side. And while that came out in October, we elected to backdate those and put them into the third quarter. So that total, those - there was two credits, energy credits, in the SNC exam that got downgraded, totaling about $26 million, and I will tell you, on one of them, we don’t necessarily disagree with the slight downgrade. We had it as an OAM, and they moved it to substandard but still accruing. The other one, us and many members of the bank group had moved to a pass credit, and we’re scratching our heads on, but I think rather than, as we did, on the credit we scratched our heads on earlier in the year, go for an appeal. I’d say we feel as though that client didn't deserve this downgrade but is going to get resolved in the fourth quarter nevertheless. There’s something going on within the company that is going to fix that. And both of those will get resolved with, in my opinion, no penal impact at all.

Brad Milsaps
Got it. That’s helpful. And just to follow up on that, of the seven or so million in provision this quarter, if you had to divide it between growth, covering charge-offs and then some of the downgrades, how would you sort of divide up the $7 million? Any of it related to Houston as well?

Kevin Hanigan
Yeah, Mays, are you going to take a stab?

Mays Davenport
Probably a couple million dollars in growth, you know -

Brad Milsaps
Okay.

Mays Davenport
-related to growth, and the rest were either impairments or charge-offs.

Brad Milsaps
Okay. And then, Mays, Just one more on expenses. You guys have grown close to a billion dollars in loans over the past year, yet you’ve held the line on expenses really, really well. Sort of to get to the next billion, do you think those expenses have to ramp up? I’m sure it’s being impacted to some degree by maybe some lower incentive accruals because of the credit issue from earlier this year, but just kind of curious of your thinking around expenses and sort of kind of where do you go from here? Do you have to kind of ramp that up to kind of continue the growth engine, or do you still have capacity with the existing infrastructure?

Mays Davenport
I think in the near term for Q4, we shouldn’t see too much movement. I don't see many of the categories varying from the run rate that we had in Q3. As we talked about in the disclosures, we did have an early termination of a tenant in a building which impacted occupancy expense, and that won’t repeat, but in the third quarter, we also had what we call lending expenses, which is engineering redetermination on energy loans, which won’t repeat. So there’s several things going both ways in the fourth quarter, but as you look at the - 2018, we’re definitely going to have to see some increase as we get prepared for DFAST.

I’m looking at preliminary drafts of the budget, and they are very preliminary, because we’re going to have to work on our expenses. We’re going to be hiring some people in 2018. I don’t see it being something that’s going to move us back up to the 50 percent efficiency ratio. I’m still looking for 45, 46 percent efficiency ratio at the high end, so I still think we have some room to leverage off the platform that we have and grow. It’s going to be primarily related to DFAST and preparing for that when you look at non-interest expense growth for ’18 and then probably into ’19.

Brad Milsaps
Okay. Great. That’s helpful. Thank you.

Kevin Hanigan
Yeah, Brad, and I don’t think I was responsive to your question about whether we had anything related to Harvey and the - in terms of reserves, and the answer to that was no, we feel like with respect to Harvey, we were extremely - or have been extremely, extremely fortunate with the portfolio we do have down there. There was a Fed note out last week by Kaplan estimating the impact of Harvey in terms of damages in Houston, and I think the Fed thought $75 [billion] to $100 billion with, call it, $45 [billion] to $50 [billion] of that being in residential, $15 [billion] to $20 [billion] of that being in commercial, $10 [billion] to $12 [billion] of that being in vehicles, and the rest being in kind of infrastructure. As we’ve gone through our portfolio in terms of the direct impact of damage, believe it or not, loans totaling $14 million had some form of damage, only $14 million, and the form of that damage was usually very minor. It might have been five Class C apartments out of 150 in a complex that took on water, so not all that substantial. It may have been in one case, a commercial office building that the first floor took on a little bit of water and, again, not that substantial, so we don’t see any loss in terms of damages.

I’m always hesitant on these hurricanes, having lived in Houston for a long time and been in Texas for a long time, of calling the all-clear too soon, because you get secondary effects, where there’s a supply side disruption to a business, or employees couldn’t get to work, or in the Class C apartment business, most of those people are hourly workers, and if they couldn’t get to work for five days, they got - they’re in the tights for paying their rent. So our Class C apartment owners allowed people to pay half the rent on the 5th of September and the remainder on the 20th. So we’re probably tracking some small percentage of the portfolio down there for secondary impacts. We haven’t seen anything yet that would cause us - for concern in terms of loses. Could we have some losses? There’s a possibility for that, but so far, we haven’t seen it, and when I say so far, Harvey hit at the end of August, so it would have affected September operating earnings for companies that have operations down there, and usually we get financial statements 30 to 45 days after month-end, so we’ve now got the September statements and didn’t have anything in there that had us scratching our heads or worried. I think once we get the October statements, which won’t be until December 15th, will I call an all-clear, but I would say so far, so good, and we were very, very, very fortunate.

Brad Milsaps
Great. Thank you.

Operator
Our next question comes from Brett Rabatin with Piper Jaffray. Please go ahead.

Brett Rabatin
Hey, good morning, guys.

Kevin Hanigan
Good morning.

Brett Rabatin
I wanted to, I guess, ask about the - just the loan generation machine, so to speak, as you think about the fourth quarter and 2018 and how much opportunities you see in commercial real estate and where you can grow in C&I and maybe just your outlook for the Texas North Corridor. I know the last time we’ve talked in the past about all the major inflows of large employers coming in and that’s hard to repeat, so just maybe some thoughts on the economy of North Texas as well.

Kevin Hanigan
Yeah, I guess we’re all still waiting to hear on Amazon. They haven’t announced, have they? Look, let me first address the third quarter, where we grew loans $208 [million] or $209 million. That was better than I thought. I think last quarter I talked about at the back half of the year, we would do -between June and year end, we would do $300 million. Call that two $150 million quarters. This ended up being better than that. We had a lot of real estate fundings, a lot of fundings the last month of the quarter. As you dig through our earnings release, if you just look at it, I think our commercial real estate book ended at $3 billion, but it averaged for the quarter, at, you know $2,850,000, which just tells you how many fundings occurred in that last week of the quarter.

The good news is we got the earnings for all those loans lifting us into the fourth quarter. I’m going to - I think for now, Brett, we’ll stick with the $150 million number kind of for the fourth quarter, because we do have, again, a couple of energy deals that are in the non-performing category that we think we can get cleared off the books this quarter, so that will create a headwind that I’m more than willing to take on in terms of overall loan growth, but, you know, if we just look at the core machine, the core machine still is producing about $200 million of net new loans a quarter, sans things like these energy payoffs that we’re trying to get accomplished. And it just - it’s kind of amazing. It just keeps clicking that out. And I’m really pleased as we - there’s a couple of things I’m really pleased at as we grow this consistently and this fast.

Expenses aren’t going up, so we’re leveraging that -we’ve got operating leverage to earnings, because we’ve managed the expenses so well, and if you just look quarter over quarter, we’re still accreting growth to tangible book to assets, so it’s not like we’re chewing up capital and we’ve got to force capital raises to support this growth. I mean, our TCE to assets grew from - not a ton, but it grew from 85 to 87 in the quarter, despite $208 million worth of growth.

So I would just say going into next year, we could grow a little slower. I said that on the last call. So far we haven’t seen it in our pipelines yet, but I just feel as though at some point, changing credit standards will get us to pull in our horns a little bit. It just - it hasn’t happened yet.

Brett Rabatin
Okay. That’s good color on that. And then I just wanted to go back to the deposit commentary, and I know you’ve got initiatives on treasury management and you’re trying to grow DDA. Are you optimistic on that line’s segment, offsetting pressure that everyone’s kind of seeing on money market rates? Do you - i.e., do you anticipate any movement from non-interest bearing to interest bearing, kind of offsetting what you’re doing on the non-interest bearing side? Just any color around those buckets?

Kevin Hanigan
Yeah, haven’t seen that yet, and then our commercial borrowers, it’s not a high likelihood. It’s just operating cash that they’ve got to carry. I said the last quarter we bought a new treasury management platform, we’re working on getting it installed. It probably takes a full year to us - for us to get the full benefit of this really great platform that we’ve acquired, and that will be a big help. Notwithstanding that, I also said we changed incentives with our lenders, and, believe me, changing incentives for money-motivated folks, and these guys are money-motivated folks, will have impacts between now and the time we get that new system installed. My guess is because of just a change of incentives and some things that we’re working on with our lending team - is we’re going to have a nice increase in non-interest bearing deposits in the fourth quarter. That’s - I think we can - some of this impact of incentives is going to hit just that quick. I’ve always said, if you want to change things, change incentives and w ill say the proof will be in the pudding if we actually perform like I think we’re going to perform in the fourth quarter, but I think you’re going to see a nice movement in our non-interest bearing demand in Q4.

Brett Rabatin
Okay. Great. I appreciate all the color.

Kevin Hanigan
You bet.

Operator
Our next question comes from Michael Young with SunTrust. Please go ahead.

Michael Young
Hey, good morning.

Kevin Hanigan
Good morning.

Michael Young
Kevin, I wanted to talk about the - just the mortgage warehouse volumes on an average basis. Obviously, they were very strong this quarter, maybe a little more than I would have expected but kind of curious what you’re seeing towards the end of the quarter and maybe as we enter into 4Q and where you think those balances may trend through kind of the two softer quarters, if you will.

Kevin Hanigan
Yeah, so we did about, on average, $700 million in Q1. It was just shy of that - $697 million, almost $900 million in Q2, and a $1,020,000,000 in Q3. And those were the averages. I think Q4 - I said last call Q4 could look a lot like Q1 looked, which would be a $700 million average. I think it’s now going to be better than that, and here’s why. Q3 ended up unusually strong for a September quarter, and that - those balances carried over throughout a good part of October and have held up pretty well in October, quite frankly, now that we’re past the trough we normally get in the 19th, 20th of the month, and then it starts building again. So I think for all of us, October is going to be a surprisingly good month, because (a) September was so strong, and that carried over, and volumes remained pretty good in October.

So unlike Q1, where we were down all three months, I think we’ll only be down two months of the three months this quarter, so if I had to put a guess on it now, I would say the average balance is probably more likely to be $800 [million] to $850 [million] as opposed to the $700 [million] I was talking about last quarter.

Michael Young
Okay. Great. Thanks, Kevin. And then maybe just moving back to Houston and Hurricane Harvey and impacts there, obviously, you know, that kind of hurt the credit side of the equation, but just as we look forward, some people are kind of saying there may be some above-average growth prospects there and/or deposit inflows, just looking back to prior storms. Do you think that you all will be able to participate in any of that, or do you see any of that coming down the pipe at this point?

Kevin Hanigan
You know, I think we’ll participate a little bit in some of the growth, because we do have a real estate lending officer down there. In terms of the deposits, I don’t think so. Again, a lot of this damage was not covered, particularly on the residential side, and The National Flood Insurance Program, which I guess they gave some relief to yesterday in terms of pumping money into it, it pays out slower than your commercial insurance. So I don't think it’s going to -the storm plays out exactly like the others, because it was water damage as opposed to wind damage, but notwithstanding any of that, I don’t - I’m not looking for any help on the deposit side from Hurricane Harvey, because we just don’t have a retail branch presence down there.

Michael Young
Okay. And one last one, if I can sneak it in, just on the energy side, Kevin. Any new lending opportunities there, or are you still kind of holding back there and letting others participate?

Kevin Hanigan
We’ve had a couple of deals that we did in the quarter, offsetting some of the decline that came out of here for the NPAs. It’s not nearly as robust as it’s been in the past. Underwriting’s much more strict, particularly on the hedging side. Most deals are required to hedge now or have rolling hedges for three years and for somewhere between 80 - 70 or 80 percent of their production. And so the way I think about that is in the past, we had price decks that - well, might have been at $110, and we might have a $70 p rice deck. And today, you know, oil might be $52, and we’ve got a $47 price deck. There’s not a whole lot of delta to wall off price risk, so we’re all walling off price risk now by rolling hedges, and so that’s an effective way if you can get three years’ worth of rolling hedges, which seems to be where the market is, at least settled in for now. But I think we - I don't expect big growth out of oil and gas. I think we kind of tread water and maybe are up slightly over the next couple of quarters.

Michael Young
Thanks.

Operator
Once again, if you have a question, please press star, then 1. And our next question comes from Michael Rose with Raymond James. Please go ahead.

Michael Rose
Hey, good morning, guys. How are you?

Kevin Hanigan
Hey, Michael.

Michael Rose
Hey, just a quick one on fee income. It looks like there were some moving parts in the service charge line item. I just want to see how much of that is kind of transitory, and I thought that line item might have been up a little bit just given the deposit growth. Can you kind of give sort of the puts and takes there?

Kevin Hanigan
Yeah, like there’s a couple of things in there that were down. I think our gain on sale for mortgages was down a couple hundred grand, and the other driver was not so much on the - what we think is the traditional treasury management fee income or overdraft fee income. It was more syndication fees, so we have a couple things, Michael, that are in there that are lumpy. And the lumpiness comes from either we’ve syndicated the big deal and we got an upfront syndication work fee for that of, you know, anywhere from 2 to 400 grand. And we didn’t have one of those this quarter, and we had a pretty good sized one last quarter.

The other thing that is lumpy is when we sell interest rate swaps or caps or collars to somebody, those can be lumpy. So it’s the lumpiness that causes the swings, and I wish it wasn’t there, but it’s just the nature of where we sit in our life cycle. If we’re a whole lot bigger, we’re probably syndicating deals every quarter and not every other quarter, and if we’re a whole lot bigger, we’re probably doing more swaps than we do, so it’s those two lumpy items that cause that to sometimes look pretty nice and the next quarter be off a couple hundred grand.

Mays Davenport
Pre-payment penalties.

Kevin Hanigan
Yeah, and pre-payment penalties is the other driver on the commercial real estate side. As you know, we do five-year, fixed-rate deals with three, two, one on pre-payment, and that portfolio turns about every three years. So every quarter we get a pre-payment or two, but there weren’t much in the way of pre-payments this quarter.

Michael Rose
Okay, that’s helpful. And then just going back to the warehouse, Kevin, I think if I use the midpoint of the range you just gave for the fourth quarter. That puts you at about 860 for the year. I think you had talked about previously somewhere between 8 and 9 as kind of what you view that business as being. Can you just give any sort of updated outlook there, and are you looking at maybe to grow that business to take some market shares, just any thoughts there would be great.

Kevin Hanigan
Look, I think we’re pretty comfortable with where it’s at. We seem to add clients, but we seem to let a client go, so I think our client count has remained pretty stable. Although every quarter it seems like we’ve got a new client or two, it’s like we let one go. I mean, go back - I can go back to - because I’ve got it in front of me - go back to number of clients we’ve got since 9/30 of ’16 - 42 that quarter, 43, 43, 44, 44. And it seems like we - every quarter we lose a client, or we let one go because pricing gets too steep and then we bring in another one at more attractive pricing. So it seems like, literally, for about a year, we’ve been treading water, but we’re treading water in an area where we’re comfortable with where we sit in the warehouse business.

It’s a very capital unfriendly business, with spikes at quarter end, particularly in June and September, and we really wouldn’t want to get into the corner, Michael, of having to raise capital to support something that is that lumpy, so all that being said, I think we’re - we sit where we sit, and I think we’ll sit in this position for a while.

Michael Rose
Yeah, I understand the capital raising part. That makes a lot of sense. Maybe just one more for me. The reserve to loans dropped this quarter. Obviously, good movement in the non-accrual balances. As we think about moving forward, should we think about provisioning more so just for growth, and maybe that reserve can actually stay near these levels as we move forward? Thanks.

Kevin Hanigan
Yeah. Look, it will be lumpy. We’ve got this last couple of oil and gas deals to get out of here, and we intend to get them out of here. They just need to go, and then I think once we get those behind us, I think we can get more into a more normalized growth factor. The lump - the drop was obviously driven by - the things that moved off here had relatively high impairments on them, and so since they’re gone and the impairments are gone, that risk of further loss is gone. That’s what drove it down a bit.

Michael Rose
Got it. That’s very good. Thanks for taking my questions.

Kevin Hanigan
You bet.

Operator
And this concludes our question‑and‑answer session for today. I would like to turn the conference back over to Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Great. Thank you all for joining us. As I said, a pretty solid quarter for us. We’ll be out and about a bit in the fourth quarter and hope to see many of you either down here in Dallas or out on the road. So, again, thank you all for joining us.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.